UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2007

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 2, 2007, U.S. Home Systems, Inc. (the “Company”) and First Consumer Credit, Inc. (FCC), the consumer finance subsidiary of the Company, entered into an Asset Purchase Agreement with FCC Finance, LLC (“FCC-Finance”) whereby FCC sold substantially all of its assets to FCC-Finance for approximately $2.6 million in a buyout led by management of the consumer finance unit. The sold assets included FCC’s portfolio of retail installment contracts (RIOs), furniture, fixtures, equipment, and certain intellectual property.

The purchaser, FCC-Finance, is a limited liability company controlled by James D. Borschow, who prior to the sale served as an officer and director of FCC. As a result of this transaction, Mr. Borschow’s employment agreement with FCC was terminated.

The Company also entered into a Transition Services Agreement with FCC-Finance to provide certain services to assist the purchaser with the transition of the business operations. These services primarily include administrative and information systems support, and sourcing RIOs for the benefit of the purchaser. The Company will employ such personnel as necessary to complete the transition. The Company’s costs to provide these services are reimbursable by the purchaser at the Company’s cost. The transition is expected to be completed within 90 days.

The Asset Purchase Agreement and Transition Services Agreement contain various representations, warranties, covenants and indemnification provisions as is customary in a commercial transaction of this nature.

Item 1.02	Termination of a Material Definitive Agreement

Concurrent with the transaction, FCC terminated its rights under the master participation agreement, dated as of November 2, 2006 (the “Participation Agreement”) between FCC and FCC Investment Trust I (the “Trust”), an unaffiliated financial institution. The Participation Agreement provided FCC with a preferred rate of return on its non-owner participation interest investment in a RIO portfolio owned by the Trust. Upon termination of the Participation Agreement, FCC received a return of its remaining investment principal balance of approximately $1.6 million. The participation investment asset was not sold to FCC-Finance in the transaction.

As a result of the Asset Purchase Agreement, FCC-Finance entered into a Sourcing and Servicing Agreement with the Trust which replaced the Amended and Restated Sourcing and Servicing Agreement dated as of April 19, 2007 between FCC and the Trust (“Original Sourcing Agreement”) except for certain provisions which will remain effective during the transition period. Upon completion of the transition, the Original Sourcing Agreement will be terminated in its entirety.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 2, 2007, the Company completed the sale of substantially all of the assets of its consumer finance subsidiary, FCC, to FCC-Finance for approximately $2.6 million as reported in Item 1.01 herein. As additional consideration, the Asset Purchase Agreement provided that the purchaser will reimburse FCC for a certain amount for its pre-tax operating loss incurred from July 1, 2007 through September 30, 2007.

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Item 2.06	Material Impairments

In connection with the sale of assets of its consumer finance subsidiary, the Company will recognize a one time pre-tax loss of approximately $1.5 million which includes the write down of goodwill associated with the finance business unit.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this report:

Exhibit Number	Description of Exhibit
10.1	Asset Purchase Agreement Among FCC Finance LLC, First Consumer Credit, Inc. and U.S. Home Systems, Inc. dated October 2, 2007. Certain schedules and exhibits have been omitted and will be furnished to the Commission upon request.

10.2	Transition Services Agreement by and among FCC Finance LLC, First Consumer Credit, Inc., U.S. Remodelers, Inc. and U.S. Home Systems, Inc. dated as of October 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 9th day of October, 2007 on its behalf by the undersigned hereunto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
Chairman and Chief Executive Officer

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INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Asset Purchase Agreement among FCC Finance LLC, First Consumer Credit, Inc. and U.S. Home Systems, Inc. dated October 2, 2007. Certain schedules and exhibits have been omitted and will be furnished to the Commission upon request.

10.2	Transition Services Agreement by and among FCC Finance LLC, First Consumer Credit, Inc., U.S. Remodelers, Inc. and U.S. Home Systems, Inc. dated as of October 2, 2007.

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